CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in the accompanying Post-Effective Amendment to the Registration Statement on Form N-1A of the NCM Capital Mid-Cap Growth Fund (a series of shares of beneficial interest of NCM Capital Investment Trust), of our report dated April 19, 2011 on the financial statements and financial highlights included in the February 28, 2011 Annual Report to the Shareholders of the Fund.

We further consent to the references to our firm under the headings "Financial Highlights" in the Prospectus.

BBD, LLP
Philadelphia, Pennsylvania
June 28, 2011